Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No.1 to Form F-3 of TOP Financial Group Ltd of our report dated July 30, 2024, with respect to the consolidated balance sheets of TOP Financial Group Ltd and its subsidiaries as of March 31, 2024 and 2023 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended March 31, 2024, 2023, and 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781
Irvine, California
December 2, 2024